Sheet 1

OMNI MULTIMEDIA GROUP, INC.                                           EXHIBIT 11
COMPUTATION OF NET INCOME (LOSS) PER SHARE


                                                         YEAR ENDED
                                             -----------------------------------
                                                MARCH 29,           MARCH 30,
                                                  1997                1996

Net income (loss) .........................   $(15,759,175)       $    324,200
Preferred stock preferences ...............     (1,853,000)                -
                                             --------------      ---------------
                                              $(17,612,175)       $    324,200
                                             ==============      ===============


Primary weighted average shares outstanding
           Common Stock ...................      6,364,228           2,707,224
           Stock options(1)................            -                60,956
           Stock warrants(1)...............            -               158,220
                                             --------------      ---------------
                                                 6,364,228           2,926,400
                                             ==============      ===============
Primary net income (loss) per share .......   $      (2.77)       $       0.11
                                             ==============      ===============


Fully diluted weighted average shares
           Common Stock ...................      6,364,228           2,707,224
           Stock options(1)................            -                60,956
           Stock warrants(1)...............            -               158,220
           Shares attributable to
             Preferred Stock converted
             using the if converted method       2,564,084                 -
                                             --------------      ---------------
                                                 8,928,312           2,926,400
                                             ==============      ===============
                                              $      (1.97)       $       0.11
                                             ==============      ===============

(1) Inclusion of stock options and warrants in the weighted average share calculation would have an anti-dilutive effect on the calculation for the year ended March 29, 1997.